Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

President’s Message

I am very pleased to report that Unity has reported its fifteenth consecutive quarter of improved operating results and I am optimistic about continuing this favorable trend.  Unity reported net income of $1.3 million, or $0.23 per diluted share, for the quarter ended September 30, 2003, a 35.3% increase compared to $1.0 million, or $0.16 per diluted share, in the prior year’s comparable quarter.  Return on average assets and average common equity for the third quarter of 2003, were 1.14% and 17.70%, respectively.

For the nine months ended September 30, 2003, net income was $3.7 million, or $0.65 per diluted share, a 35.9% increase from the $2.7 million, or $0.46 per diluted share for the same period a year ago. Return on average assets and average common equity for the nine-month period ended September 30, 2003 were 1.11% and 17.37%, respectively.

Our growth in revenue and earnings has continued to be reflected in the market value of Unity’s stock.  At September 30, 2003, Unity stock traded at $11.20, which represents a 42.7% increase from December 31, 2002. I am hopeful that with continued favorable trends, we will see future increases in shareholder value.

As a result of our consistent operating results the Board of Directors declared a $.03 dividend per common share payable on October 31, 2003, to shareholders of record as of October 15, 2003.

Team Unity has and will continue to work extremely hard to make this institution something that all our shareholders and depositors can be proud of.   As a Unity shareholder, I would like to thank you for your continued support.  I hope that you make use of all that Unity has to offer for your financial service needs.

Anthony J. Feraro

President and Chief Executive Officer

October 31, 2003

Unity Bancorp, Inc.

Quarterly Financial Data

	9/30/ 2003	6/30/ 2003	3/31/ 2003	12/31/ 2002	9/30/ 2002

SUMMARY OF INCOME (in thousands) :
Interest income	$6,139	$6,290	$6,190	$6,193	$6,227
Interest expense	1,673	1,759	1,939	2,125	2,145
Net interest income	4,466	4,531	4,251	4,068	4,082
Provision for loan losses	375	400	450	400	375
Net interest income after provision	4,091	4,131	3,801	3,668	3,707
Noninterest income	2,125	1,988	2,107	2,116	1,622
Noninterest expense	4,167	4,201	4,055	4,162	3,830
Income before income taxes	2,049	1,918	1,853	1,622	1,499
Federal and state income tax provision	747	703	701	613	537
Net Income	1,302	1,215	1,152	1,009	962
Preferred dividends	—	—	—	—	8
Net Income	$1,302	$1,215	$1,152	$1,009	$954
Net Income per Common Share:
Basic	$0.24	$0.23	$0.21	$0.19	$0.17
Diluted	0.23	0.22	0.20	0.18	0.16
COMMON SHARE DATA:
Cash dividends declared Book value at quarter end	$5.48	$5.42	$5.16	$5.03	$4.93
Market value at quarter end	11.20	10.20	7.99	7.85	6.19
Average common shares outstanding: (000’s)
Basic	5,398	5,393	5,393	5,411	5,652
Diluted	5,661	5,610	5,671	5,662	5,946

Common shares outstanding at period end (000’s)	5,399	5,393	5,393	5,393	5,349
OPERATING RATIOS:
Return on average assets	1.14%	1.11%	1.09%	0.94%	0.92%
Return on average common equity	17.70	17.14	17.23	15.12	13.53
Efficiency ratio	62.98	64.81	64.62	67.30	67.15
BALANCE SHEET DATA (in thousands):
Assets	$450,509	$448,770	$445,270	$432,874	$423,990
Deposits	399,451	397,098	394,025	382,585	374,094
Loans	321,629	325,221	318,612	311,794	303,578
Shareholders’ equity	29,564	29,238	27,824	27,106	26,670
Allowance for loan losses	4,960	4,649	4,382	4,094	3,786
TAX-EQUIVALENT YIELDS AND RATES:
Interest-earning assets	5.71%	6.10%	6.15%	6.15%	6.30%
Interest-bearing liabilities	1.96	2.12	2.39	2.56	2.67
Net interest spread	3.75	3.98	3.76	3.59	3.63
Net interest margin	4.18	4.39	4.19	4.06	4.15
CREDIT QUALITY:
Nonperforming assets (in thousands)	$4,250	$3,547	$3,803	$3,753	$3,205
Allowance for loan losses to period-end loans	1.54%	1.43%	1.38%	1.31%	1.25%
Net charge offs to average loans	0.08	0.17	0.21	0.12	0.20
Nonperforming assets to loans and OREO	1.32	1.09	1.19	1.20	1.06
CAPITAL AND OTHER:
Total equity to assets	6.56%	6.52%	6.25%	6.26%	6.29%
Tier I capital to average assets (leverage)	8.50	8.61	8.59	8.38	8.45
Tier I capital to risk-adjusted assets	11.39	10.88	11.03	11.05	11.47
Total capital to risk-adjusted assets	12.64	12.13	12.28	12.32	12.79
Number of banking offices	12	12	12	12	12
Number of ATMs	13	13	13	13	13
Number of employees	168	171	160	159	149